Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Underlying Funds Trust:

We consent to the use of our report dated March 2, 2009, incorporated by reference herein, with respect to the statements of assets and liabilities, including the schedules of investments, as of December 31, 2008, and the related statements of operations and cash flows for the year then ended, and the statements of changes in net assets and the financial highlights for each of the years in the two-year period then ended for, The Arbitrage – 1 Portfolio, Relative Value (formerly, The Distressed/Hedged Income Portfolio), Event Driven (formerly, The Distressed Securities & Special Situations – 1 Portfolio), The Energy and Natural Resources Portfolio (formerly, The Energy and Natural Resources – 1 Portfolio), The Event Driven and Risk Arbitrage Portfolio (formerly, The Merger Arbitrage – 1 Portfolio), The Global Hedged Income – 1 Portfolio, The Income Arbitrage Portfolio (formerly, The Arbitrage – 2 Portfolio), The Long/Short Equity – Growth – 1 Portfolio, Long/Short Equity (formerly, The Long/Short Equity Hedge Portfolio), The Long/Short Equity – International – 1 Portfolio, and Market Neutral Equity (formerly, The Long/Short Equity Market Neutral Portfolio), each a series of Underlying Funds Trust, and to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in Part B of the Registration Statement.

/s/ KPMG LLP

Milwaukee, WI
September 15, 2009